EXHIBIT 2.3

Schedule of Omitted Purchase and Sale Agreements

The following purchase and sale agreements have not been filed as exhibits to this Report on Form 8-K pursuant to Instruction 2 to Item 601 of Regulation S-K:

1.	Purchase and Sale Agreement (Village at Mammoth Commercial Properties) between Intrawest California Holdings, Inc., a California corporation, as Seller, and CNL Village Retail Partnership, LP, a Delaware Limited Partnership, as Purchaser, dated as of December 16, 2004.

2.	Purchase and Sale Agreement (Sandestin Resort Commercial Properties) between Fisherman’s Village One Development Company, L.L.C., a Delaware limited liability company, and Gateway/Le Jardin Development Company, L.L.C., a Delaware limited liability company, as Sellers, and CNL Village Retail Partnership, LP, a Delaware Limited Partnership, as Purchaser, dated as of December 16, 2004.

3.	Purchase and Sale Agreement (Snowshoe Mountain Commercial Properties) between Intrawest Resorts, Inc., a Delaware corporation, and Snowshoe Mountain, Inc., a West Virginia corporation, as Sellers, and CNL Village Retail Partnership, LP, a Delaware Limited Partnership, as Purchaser, dated as of December 16, 2004.

4.	Purchase and Sale Agreement (Stratton Mountain Village Square Commercial Properties) between The Stratton Corporation, a Vermont corporation, as Seller, and CNL Village Retail Partnership, LP, a Delaware Limited Partnership, as Purchaser, dated as of December 16, 2004.

(collectively, the “Omitted Purchase and Sale Agreements”). The terms of the Omitted Purchase and Sale Agreements are substantially similar to the Purchase and Sale Agreement (Copper Mountain Commercial Properties) between Copper Mountain, Inc., a Delaware corporation, and Intrawest Resorts, Inc., a Delaware corporation, as Sellers, and CNL Village Retail Partnership, LP, a Delaware Limited Partnership, as Purchaser, dated as of December 3, 2004 (the “Copper Purchase and Sale Agreement”),which was filed as Exhibit 2.2 on CNL Income Properties, Inc.’s Report on Form 8-K filed December 9, 2004 and incorporated by reference into this Report on Form 8-K. However, the Omitted Purchase and Sale Agreements provide for different purchase prices (an aggregate of approximately $57,260,000, excluding transaction costs) and do not contain the provision for potential additional consideration to be paid to Intrawest Corporation and certain of its affiliates as provided in the Copper Purchase and Sale Agreement.